EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Nos. 333-83809 and 333-138054) on Form S-8 of our report dated June 14, 2012 appearing in the annual report on Form 11-K of Applied Industrial Technologies, Inc. Retirement Savings Plan for the year ended December 31, 2011.

/s/ Plante & Moran, PLLC

Cleveland, Ohio
June 14, 2012